Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Mercury Systems, Inc.:

We consent to the use of our report dated August 18, 2017, with respect to the consolidated balance sheets of Mercury Systems, Inc. and subsidiaries as of June 30, 2017 and 2016, and the related consolidated statements of operations and comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2017, and the related financial statement schedule II, and the effectiveness of internal control over financial reporting as of June 30, 2017, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated August 18, 2017 on the effectiveness of internal control over financial reporting as of June 30, 2017 contains an explanatory paragraph that states that management excluded from its assessment of the effectiveness of Mercury Systems, Inc. and subsidiaries’ internal control over financial reporting as of June 30, 2017, CES Creative Electronic Systems, S.A.’s (CES) and Delta Microwave, LLC’s (Delta) internal control over financial reporting associated with 12 percent of total consolidated assets (of which 8 percent represented goodwill and intangible assets included within the scope of the assessment) and 5 percent of total consolidated revenues included in the consolidated financial statements of Mercury Systems, Inc. and subsidiaries as of and for the year ended June 30, 2017. Our audit of internal control over financial reporting of Mercury Systems, Inc. and subsidiaries also excluded an evaluation of the internal control over financial reporting of CES and Delta.

/s/ KPMG LLP

Boston, Massachusetts

August 28, 2017